Exhibit 10.1
PEOPLES BANCORP INC.
CHANGE IN CONTROL AGREEMENT

This CHANGE IN CONTROL AGREEMENT is adopted this 1st day of August, 2024 by and between PEOPLES BANCORP INC., a financial holding company, located in Marietta, Ohio (the “Company”), and Tyler Wilcox (the “Executive”), an executive of the Company or one of its Subsidiaries.

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to retain the Executive’s services and to reinforce and encourage the continued attention and dedication of the Executive to the Executive’s assigned duties, without distraction in potentially disturbing circumstances arising from the possibility of a change in control of the Company or the assertion of claims and actions against the Executive.

The Company and the Executive agree as provided herein. This Agreement supersedes that certain Change in Control Agreement by Executive and Company dated January 1, 2019.

Article 1
Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1 “Agreement” means this Peoples Bancorp Inc. Change in Control Agreement, as it may be amended from time to time.

1.2 “Base Annual Compensation” means the sum of (a) the Executive’s annualized monthly base salary, payable by the Company or one of its Subsidiaries, for the calendar year in which the date of the Change in Control occurs (the “Base Salary Component”), plus (b) the average annualized awards payable to the Executive under the Company’s annual cash incentive program with respect to the most recent three calendar years ended before the date of the Change in Control (the “Cash Incentive Component”). Notwithstanding the foregoing, in the event that the Executive became an “employee” (as that term is defined in the Peoples Bancorp Inc. Third Amended and Restated 2006 Equity Plan or any successor plan) of the Company or one of its Subsidiaries either during the same calendar year as the date of the Change in Control or during any of the most recent three calendar years ended before the date of the Change in Control, for purposes of determining the “Cash Incentive Component” to be used in the calculation of “Base Annual Compensation,” with respect to each of the most recent three calendar years ended before the date of the Change in Control in which either (x) the Executive was not eligible to receive an award under the Company’s annual cash incentive program because the Executive was not employed by the Company or any of its Subsidiaries on or before the last day the Executive was required to be employed in order to be eligible to receive an award for such calendar year or (y) the Executive was eligible to receive only a partial or pro rata award under the Company’s annual cash incentive program because the Executive was employed by the Company or one of its Subsidiaries for less than the full calendar year, the greater of: (A) the amount of the actual award payable to the Executive under the Company’s annual cash incentive program with respect to the calendar year described in clause (x) or clause (y) of this Section 1.2 or (B) the amount of the Executive’s target payout potential under the Company’s annual cash incentive program in which the Executive is participating or would have been eligible to participate during the calendar year in which the Change in Control occurs, shall be used for each calendar year described in clause (x) or clause (y) of this Section 1.2 when calculating the average annualized awards under the “Cash Incentive Component” instead of the amount of the actual award, if any, payable to the Executive under the Company’s annual cash incentive program for such calendar year.

1.3 “Cause” means

(a) Gross negligence or gross neglect of duties; or

(b) Commission of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Company or a Subsidiary; or

(c) Fraud, disloyalty, dishonesty or willful violation of any law or significant Company or Subsidiary policy committed in connection with the Executive’s employment; or

(d) Issuance of an order for removal of the Executive by the bank or other governmental regulator(s) of the Company or any of its Subsidiaries.

1.4 “Change in Control” shall occur on the earliest date that

(a) A “person” or “group” (as defined in Section 409A of the Code) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company;

(b) any person or group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company;

(c) a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date that such appointments or elections are made; or

(d) any person or group acquires (or has acquired) during the twelve (12) month period ending on the date of the most recent acquisition by such person or group, assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, the definition of “Change in Control” shall be interpreted consistent with the definition of “change in control event” under Section 409A of the Code.

1.5 “Code” means the Internal Revenue Code of 1986, as amended.

1.6 “Disability” means the Executive’s suffering a sickness, accident or injury which has been determined by the insurance carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Plan Administrator of the insurance carrier’s or Social Security Administration’s determination upon the request of the Plan Administrator.

1.7 “Good Reason” means, without the Executive’s express written consent, after written notice to the Board, and after a thirty (30) day opportunity for the Board to cure, the continuing occurrence of any of the following events:

(a) The assignment to the Executive of any material duties or responsibilities inconsistent with the Executive’s positions, or a change in the Executive’s reporting responsibilities, titles, or offices, or any removal of the Executive from or any failure to re-elect the Executive to any of such positions, except in connection with the Executive’s Termination of Employment for Cause, Disability, retirement, or as a result of the Executive’s death;

(b) A reduction by the Company or the relevant Subsidiary in the Executive’s base salary;

(c) The taking of any action by the Company or the relevant Subsidiary which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any benefit plans, or the failure by the Company or the relevant Subsidiary to provide the Executive with the number of paid vacation days to which the Executive is then entitled on the basis of years of service with the Company and/or its Subsidiaries in accordance with the Company’s normal vacation policy in effect on the date hereof;

(d) Any failure of the Company to obtain the assumption of, or the agreement to perform, this Agreement by any successor as contemplated in Section 3.8 hereof; or

(e) The Company or the relevant Subsidiary directing the Executive to be reassigned to an office location fifty (50) miles or more from the current office location of the Executive except for required travel on Company or Subsidiary business to an extent substantially consistent with the Executive’s present business travel obligations or, in the event the Executive consents to any relocation, the failure by the Company or the relevant Subsidiary to pay (or reimburse the Executive) for all reasonable moving expenses incurred by the Executive relating to a change of the Executive’s principal residence in connection with such relocation and to indemnify the Executive against any loss realized on the sale of the Executive’s principal residence in connection with any such change of residence.

1.8 “Subsidiary” means any entity that, along with the Company, would be treated as a single employer under Sections 414(b) and (c) of the Code.

1.9 “Termination Date” shall mean the date of the Executive’s Termination of Employment.

1.10 “Termination of Employment” shall mean a “separation from service”, within the meaning of Section 409A of the Code, by the Executive from the Company and its Subsidiaries.

Article 2

Change in Control Benefits

2.1 Change in Control Benefit. If within the six (6) months prior to or the twenty-four (24) months following a Change in Control of the Company, the Executive shall have an involuntary Termination of Employment by the Company or the relevant Subsidiary other than for Cause, or shall have a voluntary Termination of Employment for Good Reason, the Company shall pay to the Executive a benefit under this Article 2.

2.1.1 Amount of Benefit. The benefit under this Section 2.1 is two point ninety-nine (2.99) times the Executive’s Base Annual Compensation at the date of the Change of Control.

2.1.2 Payment of Benefit. The Company shall pay the benefit to the Executive in a lump sum within thirty (30) days following the Termination Date. Notwithstanding the foregoing, if the Executive is a “specified employee” within the meaning of Section 409A of the Code and as determined under the Company’s policy for determining specified employees, on the date of the Executive’s Termination Date, and the payment described in Section 2.1.1 of this Agreement is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, such payment shall be made on the first business day of the seventh (7th) month following the Termination Date (or, if earlier, the Executive’s date of death).

2.1.3 Insurance Benefits. For thirty-six (36) months following the Termination Date, the Executive shall receive, in addition to the benefit provided in Section 2.1.1 of this Agreement, the following benefits substantially in the form and expense to the Executive as received by the Executive on the Termination Date: (a) medical and dental insurance; and (b) life insurance. The provision of medical and dental insurance beyond the period of time described in Treasury Regulation §1.409A-1(b)(9) and the provision of life insurance benefits pursuant to this Section 2.1.3 shall, however, be subject to the following limitations: (i) the benefits provided during the Executive’s taxable year may not affect the benefits to be provided to the Executive in any other taxable year, (ii) reimbursements or payments must be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense being paid or reimbursed was incurred, and (iii) the right to continued coverage is not subject to liquidation or exchange for another benefit.

It is understood and agreed that any rights and privileges of the Executive provided by the Consolidated Omnibus Budget Reconciliation Act of 1986, amending the Employee Retirement Income Security Act, the Internal Revenue Code and the Public Health Services Act, as amended, shall begin at the end of the thirty-six (36) month period specified in this Section 2.1.3.

2.2 Excess Parachute Payment. Notwithstanding anything to the contrary in this Agreement, if there are payments to the Executive which constitute “excess parachute payments,” as defined in Section 280G of the Code, then the payments made to the Executive shall be the greater of: (a) one dollar ($1.00) less than the amount which would cause the payments to the Executive (including payments to the Executive which are not included in this Agreement) to be subject to the excise tax imposed by Section 4999 of the Code; and (b) the amount of payments payable to the Executive contingent upon the Company’s Change in Control (including payments to the Executive which are not included in this Agreement) if the sum of these payments, after taking into account any excise taxes that may be imposed on the Executive under Section 4999 of the Code, would be greater than the amount specified in Section 2.2(a). Any reduction to any payment made pursuant to this Section 2.2 shall be performed consistent with the requirements of Section 409A of the Code.

2.3 Withholding & Payroll Taxes. To the extent required by law, the Company shall withhold from other amounts owed to the Executive or require the Executive to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements on any payments made to the Executive under this Agreement. Determinations by the Company as to withholding shall be binding on the Executive.

Article 3
Miscellaneous

3.1 Confidential Information. The Executive recognizes and acknowledges that the Executive will have access to certain information of the Company and its Subsidiaries and that such information is confidential and constitutes valuable, special and unique property of the Company and the relevant Subsidiaries. The Executive shall not at any time, either during or subsequent to the term of this Agreement, disclose to others, use, copy or permit to be copied, except as directed by law or in pursuance of the Executive’s duties for or on behalf of the Company, its Subsidiaries, or their respective successors, assigns or nominees, any Confidential Information of the Company or any Subsidiary (regardless of whether developed by the Executive), without the prior written consent of the Company. The term “Confidential Information” with respect to any person means any secret or confidential information or know-how and shall include, but shall not be limited to, the plans, customers, costs, prices, uses, and applications of products and services, results of investigations, studies owned or used by such person, and all products, processes, compositions, computer programs, and servicing, marketing or operational methods and techniques at any time used, developed, investigated, made or sold by such person, before or during the term of this Agreement, that are not readily available to the public or that are maintained as confidential by such person. The Executive shall maintain in confidence any Confidential Information of third parties received as a result of the Executive’s employment with the Company or one of its Subsidiaries in accordance with the Company’s or the relevant Subsidiary’s obligations to such third parties and the policies established by the Company.

3.2 No Competition. If within the six (6) months prior to or the twenty-four (24) months following a Change in Control of the Company, the Executive shall have an involuntary Termination of Employment by the Company or the relevant Subsidiary other than for Cause, or shall have a voluntary Termination of Employment for Good Reason, then and for a period of fifteen (15) months immediately following the Termination Date, the Executive shall not directly or indirectly engage in the business of banking, or any other business in which the Company or any of its Subsidiaries directly or indirectly engage during the term of this Agreement; provided, however, that this restriction shall apply only to the geographic market of the Company and its Subsidiaries as delineated on the Termination Date in the Community Reinvestment Act Statement of Peoples Bank. The Executive shall be deemed to engage in a business if the Executive, directly or indirectly, engages or invests in, owns, manages, operates, controls or participates in the ownership, management, operation or control of, is employed by, associated or in any manner connected with, or renders services or advice to, any business engaged in banking or any other business in which the Company or any of its Subsidiaries is engaged in; provided, however, that the Executive may invest in the securities of any enterprise (but without otherwise participating in the activities of such enterprise) if two conditions are met: (a) such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 and (b) the Executive does not beneficially own (as defined Rule 13d-3 promulgated under the Securities Exchange Act of 1934) in excess of one percent of the outstanding capital stock of such enterprise.

3.3 Delivery of Documents Upon Termination. The Executive shall deliver to the Company or its designee at the Executive’s Termination of Employment all correspondence, memoranda, notes, records, drawings, sketches, plans, customer lists, product compositions, and other documents and all copies thereof, made, composed or received by the Executive, solely or jointly with others, that are in the Executive’s possession, custody, or control at such Termination of Employment and that are related in any manner to the past, present, or anticipated business of the Company and its Subsidiaries.

3.4 Remedies. The Executive acknowledges that a remedy at law for any breach or attempted breach of the Executive’s obligations under Section 3.1, Section 3.2 and Section 3.3 may be inadequate, agrees that the Company may be entitled to specific performance and injunctive and other equitable remedies in case of any such breach or attempted breach and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. The Company shall have the right to offset against amounts to be paid to the Executive pursuant to the terms hereof any amounts owed by the Executive to the Company or any of its Subsidiaries at the time of payment. The termination of this Agreement shall not be deemed to be a waiver by the Company of any breach by the Executive of this Agreement or any other obligation owed the Company or any of its Subsidiaries, and notwithstanding such a termination the Executive shall be liable for all damages attributable to such a breach.

3.5 Dispute Resolution. Subject to the Company’s right to seek injunctive relief in court as provided in Section 3.4 of this Agreement, any dispute, controversy or claim arising out of or in relation to or connection to this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

3.6 Acknowledgement of Parties. The Company and the Executive understand and acknowledge that this Agreement means that neither can pursue an action against the other in a court of law regarding any employment dispute, except for claims involving workers’ compensation benefits or unemployment benefits, and except as set forth elsewhere in this Agreement, in the event that either party notifies the other of the notifying party’s demand for arbitration under this Agreement. The Company and the Executive understand and agree that the provisions of Section 3.5, concerning arbitration, shall not include any controversies or claims related to any agreements or provisions (including provisions in this Agreement) respecting confidentiality, proprietary information, non-competition, non-solicitation, trade secrets, or breaches of fiduciary obligations by the Executive, which shall not be subject to arbitration.

3.7 Right to Consult Counsel. The Executive has been advised of the Executive’s right to consult with an attorney prior to entering into this Agreement.

3.8 Successors of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. The failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to terminate this Agreement and receive compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive terminated the Executive’s employment for Good Reason. As used in this Agreement, “Company” as hereinbefore defined shall include any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 3.8 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

3.9 Executive’s Heirs, etc. The Executive may not assign the Executive’s rights or delegate the Executive’s duties or obligations hereunder without the written consent of the Company. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless other provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s designee or, if there be no such designee, to the Executive’s estate.

3.10 Notices. Any notice or communication required or permitted under the terms of this Agreement shall be in writing and shall be delivered personally, or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by nationally recognized overnight carrier, postage prepaid, or sent by facsimile transmission to the Company at the Company’s principal office and facsimile number in Marietta, Ohio, or to the Executive at the address and facsimile number, if any, appearing on the books and records of the Company. Such notice or communication shall be deemed given (a) when delivered if personally delivered; (b) five mailing days after having been placed in the mail, if delivered by registered or certified mail; (c) the business day after having been placed with a nationally recognized overnight carrier, if delivered by nationally recognized overnight carrier, and (d) the business day after transmittal when transmitted with electronic confirmation of receipt, if transmitted by facsimile. Either party may change the address or facsimile number to which notices or communications are to be sent to such party by giving notice to the other party of such change in the manner herein provided for giving notice. Until changed by notice, the following shall be the address and facsimile number to which notices shall be sent:

If to the Company, to:	If to the Executive, to:
Attn: General Counsel	Tyler Wilcox
PEOPLES BANCORP INC.	153 Warren Heights Drive
138 Putnam Street	Marietta, Ohio 45750
Marietta, Ohio 45750
Fax: (740) 568-1422

3.11 Amendment or Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer as may be specifically designated by the Board (which shall not include the Executive). No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

3.12 Invalid Provisions. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating, rendering unenforceable or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof. In this regard, the parties hereto hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the geographic area or any prohibited business activity from the coverage of this Agreement, and to reduce the duration of the non-compete period and to apply the provisions of this Agreement to the remaining portion of the geographic area or the remaining business activities not to be severed by such judicial authority and to the duration of the non-compete period as reduced by judicial determination.

3.13 Survival of the Executive’s Obligations. The Executive’s obligations under this Agreement shall survive regardless of whether the Executive incurs a Termination of Employment, voluntarily or involuntarily, by the Company or one of its Subsidiaries or by the Executive, with or without Cause.

3.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

3.15 Governing Law. This Agreement and any action or proceeding related to this Agreement shall be governed by and construed under the laws of the State of Ohio.

3.16 Captions and Gender. The use of Captions and Section headings herein is for purposes of convenience only and shall not effect the interpretation or substance of any provisions contained herein. Similarly, the use of the masculine gender with respect to pronouns in this Agreement is for purposes of convenience and includes either sex who may be a signatory.

3.17 Section 409A. It is intended that this Agreement comply with Section 409A of the Code and the regulations promulgated thereunder (and any subsequent notices or guidance issued by the Internal Revenue Service), and this Agreement will be interpreted, administered and operated accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to the Executive. Neither the Company nor the Board shall have any liability to any person in the event this Agreement fails to comply with the requirements of Section 409A of the Code at any time. The Company may accelerate the time or schedule of a distribution to the Executive at any time this Agreement fails to meet the requirements of Section 409A of the Code and the regulations promulgated thereunder. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Company have signed this Agreement.

EXECUTIVE:
PEOPLES BANCORP INC.
By:/s/ TYLER WILCOX	By:/s/ TONYA L STEELE
Printed: Tyler Wilcox	Printed Name: Tonya L. Steele
Title: Secretary, Compensation Committee